UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant  ☒     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

TURTLE BEACH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Turtle Beach Highlights Recent Actions Supporting Shareholder Interests and Value Creation

Company Delivered 10% EBITDA Margin in a Challenging Year and Remains On Track to Deliver Approximately $100 Million in Non-Console-Headset Revenues in 2022

Consistent Strong Performance Has Enabled Company to Deliver Five Year Total Shareholder Returns of Over 350%

Responds to Donerail Group’s Attempt to Take Control of Turtle Beach’s Board Without Any Value Proposition to Shareholders

Releases Letter Previously Sent to Donerail Outlining Company’s Good-Faith Attempt to Reach Constructive Resolution to Avoid Costly and Distracting Proxy Contest

WHITE PLAINS, N.Y. – March 22, 2022—Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (the “Company”) today confirmed that the Donerail Group (“Donerail”), together with SCW Capital Management (collectively, the “Donerail Group”), has delivered a notice of their intent to nominate six candidates to stand for election to the Turtle Beach Board of Directors (the “Board”) at the Company’s 2022 Annual Meeting of Shareholders (“Annual Meeting”). If successful, this action would give Donerail effective control of the Company.

The Company notes that the Donerail Group failed to acknowledge Turtle Beach’s recent proactive outreach seeking a constructive resolution, despite Donerail’s campaign of disparaging and misleading public statements and public statements threatening a proxy contest for control of the Turtle Beach Board. The Company’s attempt, for the benefit of all shareholders, to avoid a costly, distracting and unnecessary proxy contest was made on March 14, 2022 and rejected as outlined below.

The Company issued the following statement:

Consistent Strong Performance Delivering Shareholder Returns

Under the Board’s oversight, Turtle Beach’s purpose-built management team has transformed the Company from a market-leading console gaming headset business into a diversified gaming and creator accessories business with ample room for growth. In fact, the Company recently reported the highest full-year total revenues in its history, and Turtle Beach’s 2021 performance reinforces the belief that its diverse portfolio, expert operational management and strong consumer demand for its products have positioned the Company well for future value creation.

Indeed, the Company’s successful execution of its strategic plan is driving strong financial results and innovative new products to the market. This consistency in performance has enabled Turtle Beach to deliver total shareholder returns of over 350% over the last five years, along with revenue and EBITDA growth of 111% and 812%, respectively over that same period.1

[1]	Time period is Fiscal Year 2016-2021

Further, Turtle Beach has a strong balance sheet and no outstanding debt, providing it with the financial flexibility to continue balancing investments in organic and inorganic growth opportunities, while returning capital to shareholders. Consistent with this, in 2021 the Company effectively allocated capital towards inventory management, a strategic acquisition to enter the streaming and creator markets, and share repurchases of approximately $5 million of stock.

Highly Qualified and Engaged Board Focused on Driving Shareholder Value

Turtle Beach maintains a strong and independent Board and regularly evaluates its composition to ensure it reflects the appropriate skills and expertise to oversee the Company’s continued transformation. To that end, in August 2019 and April 2021, respectively, the Board has added two directors who bring fresh perspectives and whose diverse backgrounds add to the Board’s deep bench of talent. Currently, the Board is comprised of six highly qualified, engaged and experienced directors, five of whom are independent and all of whom offer a diverse set of backgrounds and significant relevant expertise in the technology and retail sectors, public company leadership, M&A and finance. Notably, the April 2021 appointment of Yie-Hsin Hung brings to the Board additional investor perspective along with significant expertise in capital markets, M&A and investment management.

The Turtle Beach Board and management team will continue to take actions that allow it to deliver on our core objective of driving long-term, sustainable value to ALL shareholders, and remain open minded about all opportunities to do so.

Donerail’s Attempt to Gain Control of Turtle Beach Without Value Proposition to Shareholders

The Turtle Beach Board and management team are steadfast in our commitment to serving the best interests of all Turtle Beach shareholders, and regularly engage in discussions with the investor community to hear their perspectives and share ours. Consistent with this, members of the Turtle Beach Board and management team, including Juergen Stark as Chairman and CEO, and our advisors have engaged extensively with Donerail over the past year in an attempt to foster a constructive dialogue. This included extensive engagement with Donerail on their acquisition proposals and repeated, futile requests for Donerail to provide the information to enable the Company to verify financing. That information was never submitted.

In continued attempts for constructive engagement, the Board sent Donerail a written cooperative settlement framework on March 14, 2022, to seek a resolution that would avoid a costly and time-consuming proxy contest. Despite the Company’s openness to constructive solutions, Donerail responded to our proposed framework with a proposal we do not believe any reasonable Board would consider appropriate. Yet and still, the Company responded to Donerail with a reasonable solution, which Donerail in the Company’s estimation summarily dismissed.

Turtle Beach believes that based on its engagement to date, the fact that Donerail refused to engage in good faith on its own acquisition proposals, and now on the Board’s settlement proposal, makes clear that Donerail still wants to control Turtle Beach. However, it appears Donerail is attempting to gain control of the Company by running a full slate of directors, enabling Donerail to achieve their objective without paying a control premium to all Turtle Beach shareholders. While the Board has been and remains open to any credible strategic alternatives that can maximize shareholder value, the Board is not supportive of Donerail’s attempt to take control of the Company after failing to provide adequate proof of financing with respect to its prior proposals to acquire the Company.

Despite Donerail’s behavior, the Turtle Beach Board and management team are serious about finding a solution that protects the interests of all shareholders and will remain open to a good-faith dialogue, as well as all options to maximize shareholder value.

Reasonable Settlement Proposal Rejected

Turtle Beach reached out to Donerail in a March 14, 2022 letter that included a term sheet and framework for a cooperation agreement under which Donerail and Turtle Beach would mutually agree on two independent director candidates to be added to the Board, along with other customary provisions.

Following Donerail’s rejection of the settlement proposal and a counter-proposal seeking outsized influence on the Board, on March 21, 2022, Turtle Beach made a revised proposal to Donerail under which Turtle Beach would agree to appoint two new mutually agreed upon independent directors from a pool of candidates that would have included all of Donerail’s nominees.

For transparency of the Company’s good faith efforts to avoid an unnecessary and costly proxy contest, and given Donerail’s history of misrepresenting facts related to the Board and management team’s history of engagement with Donerail, Turtle Beach is providing the full text of its March 14, 2022 letter to Donerail, as follows:

Will,

We appreciate your investment in Turtle Beach. Over the past year, we have engaged extensively with you and Donerail around a number of topics, including your views on the Company’s strategy and your interest in a potential acquisition. It’s unfortunate that you were not able to deliver the information required for us to verify your ability to finance a transaction, and we were disappointed to learn through public sources that you now intend to pursue a proxy contest in order to take control of Turtle Beach.

We have a strong, engaged Board that is deeply involved in setting a strategy, overseeing the business and executives, maintaining an open dialogue with shareholders, and acting to maximize shareholder value.

That strategy, along with strong execution, has generated a 5-year return of over 350% for shareholders. While you’ve been critical of our efforts to grow the business outside of console gaming headsets, the Company is on track to generate approximately $100 million in non-console-headset revenues in 2022. And while that has required investment, even in a year with very challenging supply chain circumstances, the Company generated an EBITDA margin of 10%, in line with one of our main competitors despite their significantly larger size.

To that end, we do not believe that replacing the Board is either warranted or advisable. Furthermore, we do not believe that engaging in a costly and distracting proxy contest is in the best interests of Turtle Beach or our shareholders. As a large shareholder of Turtle Beach, we hope that Donerail agrees with that fact.

That is why we are reaching out in good faith to make what the Board views as a highly attractive proposal that would avoid a costly proxy contest and reach a constructive resolution that is in the best interests of all shareholders. With respect to Board composition, we share a common interest in ensuring that the Board continues to be made up of directors with a rich and diverse mix of experience and skills most relevant to the Company and the progression of our strategy. Accordingly, we are proposing a cooperation framework under which Donerail and Turtle Beach would mutually agree on two independent director candidates to be added to our Board of Directors. Attached is a term sheet that outlines our proposal, which includes, among other customary provisions, standstill, voting commitment, non-disparagement and expense reimbursement terms. As a next step, please have your legal counsel reach out to our counsel to discuss.

The Board has given this proposal considerable thought, and we believe this is a reasonable path to a constructive resolution that is in the best interests of both parties and, most importantly, all Turtle Beach shareholders at a time when we are executing on a strategy that is driving the Company’s success.

Given our focus and progress, it is our strong preference to resolve this matter prior to filing our proxy statement. Therefore, we felt compelled to start with a reasonable offer, rather than working our way up to it through protracted negotiation and escalations (which would be expensive for all parties involved). However, we are comfortable letting Turtle Beach shareholders determine the outcome if that is ultimately the result of our engagement.

We look forward to hearing back from you.

Sincerely,

On Behalf of the Turtle Beach Board of Directors

Juergen Stark

Chairman & CEO

The Nominating and Corporate Governance Committee of Turtle Beach’s Board will review the Donerail Group’s notice and proposed nominees in accordance with the Company’s guidelines. The Board will present its formal recommendation regarding director nominees in the Company’s definitive proxy statement and other materials, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the Annual Meeting.

The date of the Company’s Annual Meeting has not yet been announced. Turtle Beach shareholders are not required to take action at this time.

BofA Securities is serving as financial advisor to Turtle Beach and Vinson & Elkins L.L.P. and Orrick, Herrington & Sutcliff LLP are serving as legal counsel to Turtle Beach.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”,

“would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company intends to file a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2021 annual meeting of stockholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at https://corp.turtlebeach.com or on the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 2, 2022. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Stockholders will be able to obtain the definitive proxy statement and any amendments or supplements to the proxy statement, when they become available, and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://corp.turtlebeach.com.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Contacts

For Investor Information, Contact:

Cody Slach or Alex Thompson

Gateway Investor Relations

On Behalf of Turtle Beach

949.574.3860

HEAR@gatewayir.com

For Media Information, Contact:

MacLean Marshall

Sr. Director –PR/Communications

Turtle Beach Corp.

858.914.5093

maclean.marshall@turtlebeach.com

Mackenzie Partners

Bob Marese / Jeanne Carr

212.929.5405 / 212.929.5916

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Nick Lamplough

212.355.4449